Exhibit 99.1

Molson Coors Reports Higher Net Sales and Underlying After-Tax Income for the Second Quarter

Second Quarter 2012 Highlights

  Underlying after-tax income(1, 2): $250.1 million, up 8.0% ($1.38 per diluted share, up 12.2%)
  Net income from continuing operations attributable to MCBC: $104.3 million, down 53.5% ($0.57 per diluted share, down 52.1%) due to Central Europe-related financing and acquisition costs
  Net sales: $999.4 million, up 7.0%
  Worldwide beer volume: 13.9 million hectoliters, up 6.4%
  Coors Light sales to retail: up 4.0%, with solid volume and market share growth across all of our regions

DENVER & MONTREAL--(BUSINESS WIRE)--August 7, 2012--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported 7.0 percent higher net sales and an 8.0 percent increase in underlying after-tax income for the second quarter 2012, driven by positive performance in our U.S. business and the inclusion of two weeks of Molson Coors Central Europe (MCCE) operations in reported results in 2012. Underlying earnings per share from continuing operations increased 12.2 percent to $1.38 per diluted share, which includes $19.7 million of underlying pre-tax income for two weeks of MCCE results, partially offset by $5.0 million of acquisition-related interest expense in Corporate, as well as fewer shares outstanding this year. Net income from continuing operations attributable to Molson Coors (a U.S. GAAP earnings measure) decreased 53.5 percent due to MCCE-related financing and acquisition costs. These costs have been excluded from underlying results. See the Special and Other Non-Core Items section of this release.

Molson Coors Brewing Company’s acquisition of StarBev was completed on June 15. The final purchase price was €2.7 billion, the equivalent of $3.4 billion, including the assumption and payoff of pre-existing StarBev debt. The purchase was funded with $300 million in bank debt, $1.9 billion in senior unsecured notes, $601 million in cash, and a €500 million zero-coupon convertible note issued to the seller with a fair value of €511 million, or $646 million, at closing. The purchase price represents a multiple of 10.8 times 2011 pro forma underlying EBITDA.

Molson Coors president and chief executive officer Peter Swinburn said, “We completed the Central Europe acquisition in the second quarter, which we see as a strategically compelling and financially attractive transaction. We expect this acquisition to increase shareholder value toward the early part of our 3-to-5 year return range. This significantly enhances our growth profile with leading brands in the Central European markets, which we believe have promising potential both for our top line and bottom line.

“We remain focused on driving profits across all of our businesses and implementing our growth strategy of investing behind our core brands, delivering innovation, leveraging our above-premium portfolio and scaling our existing business in emerging markets.”

Cost Savings Highlights

In the second quarter, the Company delivered $14 million of Resources for Growth Two (RFG2) cost reductions, for a total of $150 million in savings since the program began over two years ago. As a result, we have achieved our three-year RFG2 Program target of $150 million six months early.

MillerCoors achieved cost savings of $32 million in the quarter. Molson Coors benefits from 42 percent of these cost savings.

Foreign Exchange

The Company’s second quarter results include the impact of unfavorable foreign currency movements from the British Pound and Canadian Dollar, which decreased underlying pretax income by approximately $9 million.

Effective Income Tax Rates

The Company’s second quarter effective income tax rate was 21 percent on a reported basis and 18 percent on an underlying basis. The Company estimates that its underlying effective tax rate will be in the range of 17 percent to 21 percent for full year 2012, assuming no further changes in tax laws.

Debt

Total debt at the end of the second quarter was $4.9 billion, and cash and cash equivalents totaled $516 million, resulting in net debt of $4.4 billion. These debt balances include $2.9 billion of MCCE acquisition-related debt.

2nd Quarter Business Segment Results

Following are the Company’s second quarter 2012 results by business segment:

Canada Business

Canada underlying pretax income decreased 0.6 percent to $139.0 million in the quarter due to adverse foreign currency movements. Canada underlying income in local currency increased 4 percent, driven by higher volume, positive net pricing, cost reductions, and income from the addition of North American Breweries (NAB) contract brewing, which were partially offset by increased marketing and sales investments this year and the cycling of lower employee incentive costs last year. A 4.4% decline in the Canadian Dollar versus the U.S. dollar drove an approximate $7 million negative impact.

Both sales-to-retail (STRs) and sales volume increased 1.8 percent in the second quarter due to a year-over-year change in the timing of the Canada Day holiday within our fiscal calendar. As a result, the Canada Day retail load-in this year was in the second quarter, versus primarily in the third quarter last year. Our Canada market share declined approximately one-half share point from a year ago on estimated industry growth of 3 percent.

Net sales per hectoliter increased 6 percent in local currency, with more than half of the increase driven by continued positive pricing, and the remainder due to the addition of NAB contract sales.

Cost of goods sold (COGS) per hectoliter increased 6 percent in local currency, with more than half of the increase related to the cost of brewing beer under our NAB contract, along with higher pension costs, input inflation and a mix shift toward higher-cost products.

Marketing general and administrative (MG&A) expense increased 13 percent in local currency, with two-thirds driven by higher marketing and sales investments and the remainder due to cycling lower employee incentive costs in the prior year.

United States Business (MillerCoors)(3)

Molson Coors underlying U.S. segment pretax income increased 7.2 percent to $184.6 million in the quarter.

MillerCoors Operating and Financial Highlights

MillerCoors underlying net income for the quarter, excluding special items, increased 9.1 percent to $436.0 million, driven by positive pricing, favorable brand mix and cost management.

MillerCoors domestic STRs declined 1.4 percent. Domestic sales-to-wholesalers (STWs) increased 0.3 percent.

Domestic net revenue per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 3.6 percent primarily due to strong net pricing and favorable mix. Total company net revenue per hectoliter, including contract brewing and company-owned distributor sales, increased by 3.4 percent for the quarter. Third-party contract brewing volumes were up 6.7 percent.

COGS per hectoliter increased 2.5 percent driven by packaging innovation, brand premiumization and brewing material costs, partially offset by cost savings initiatives.

MG&A costs increased 3.1 percent, due to slightly increased marketing spending related to the Miller64 brand re-launch and increased spending behind new products and packaging innovations, partially offset by lower information systems costs.

Depreciation and amortization expenses for MillerCoors in the second quarter were $73.0 million and additions to tangible and intangible assets totaled $47.6 million.

Central Europe Business (Pro forma U.S. GAAP)(4)

Central Europe pro forma underlying pretax income decreased 36.6 percent to $46.2 million in the quarter. Positive volume and net pricing were more than offset by unfavorable foreign currency movements, geographic and channel mix, and input cost inflation. These results reflect a negative impact on underlying earnings of approximately $9 million from foreign currency fluctuations.

Central Europe pro forma sales volume increased 1.4 percent. Overall MCCE market share was up slightly in the quarter.

Pro forma net sales per hectoliter increased 2 percent in local currency due to positive net pricing.

Pro forma COGS per hectoliter increased 11 percent in local currency, primarily driven by increased sales of innovative products and packages and input cost inflation, particularly malt, utilities and fuel.

Pro forma MG&A expenses increased 8 percent in local currency, due to increased marketing behind product innovation and increased bad debt expenses.

United Kingdom Business

U.K. underlying pretax income decreased 19.3 percent to $28.0 million in the quarter, due to lower volume, higher pension expense and higher marketing investment, partly offset by lower general and administrative costs. These results reflect a negative impact on underlying earnings of approximately $1 million from a 3.1 percent depreciation of the British Pound versus the U.S. Dollar.

U.K. STRs decreased 7.9 percent due to a weak U.K. off-premise channel impacted by poor weather and increased competitor promotional activity. With U.K. beer industry volumes declining approximately 5 percent, our market share declined in the quarter, driven by the lower-margin off-premise channel.

Net sales per hectoliter increased 5 percent in local currency primarily due to the positive impact of increased sales of non-owned (factored) beverages. Pricing on owned brands was negative, driven by lower pricing in the off-premise as a result of continuing competitive market dynamics, partly offset by positive pricing in the on-premise.

COGS per hectoliter increased 13 percent in local currency, with more than two-thirds of the increase due to higher factored product costs. The rest of the change was driven by input inflation, higher pension costs and fixed-cost deleverage from lower volumes. Factored product costs were unusually high in the second quarter, and we anticipate they will decrease slightly in the third quarter.

MG&A expenses decreased nearly 14 percent in local currency, due to lower employee incentive costs and cost reduction initiatives, partly offset by higher marketing investments and pension expense this year.

International Business

The International segment posted an underlying pretax loss of $13.4 million in the second quarter, up from $10.1 million a year ago due to the addition of costs related to the Cobra India business and infrastructure investments and the effect of asset-value and cost adjustments in our China joint venture.

International STRs increased 36 percent due to the addition of India sales, along with Carling growth in the Ukraine and Coors Light growth in Latin America. Excluding royalty sales (primarily in Mexico and Europe), International volume grew 32.2 percent. Net sales increased nearly 32 percent, driven by volume growth. Cost of goods per hectoliter increased 8 percent, with nearly two-thirds due to asset-value and cost adjustments in our China joint venture, and the remainder due to sales mix and input inflation.

International MG&A expense increased 26 percent, driven by incremental brand investments in priority markets, along with infrastructure investments. Asset-value and cost adjustments in our China joint venture contributed 6 percent to the increase.

Corporate

Underlying Corporate expenses totaled $55.2 million pretax for the second quarter. This reduction of $1.7 million was primarily due to lower project expense, partially offset by higher interest expense.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying pretax earnings.

During the quarter, Molson Coors special items resulted in a $21.2 million pretax charge driven primarily by $10.4 million of goodwill and other intangible asset impairments related to our China business, a $7.2 million asset write-off related to the discontinuation of primary packaging and $4.5 million of restructuring charges in the UK, and $1.4 million of special termination benefit costs in Canada, partially offset by a $2.3 million gain related to Toronto flood insurance reimbursement.

Other non-core items resulted in a $158.7 million pretax charge, driven by $152.4 million of Central Europe financing and acquisition-related expenses in Corporate ($74.1 million in Other Income, $55.5 million in Interest, and $22.8 million in G&A), an $8.6 million non-cash fair value adjustment to inventory and $2.5 million of acquisition-related expenses in Central Europe, and $0.5 million of acquisition-related costs in our International business. These charges were slightly offset by a $1.5 million unrealized mark-to-market gain on commodity hedges in Corporate COGS and a $3.8 million unrealized FX gain in Central Europe.

During the quarter, MillerCoors reported a $2.3 million pension curtailment gain special item. This equates to $1.0 million at Molson Coors’ 42 percent economic ownership share.

2012 Second Quarter Earnings Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2012 second quarter results. The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 2:00 p.m. Eastern Time. Both webcasts will be accessible via the Company’s website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on August 7, 2013. The Company will post this release and related financial statements on its website today.

Footnotes:

(1) The Company calculates non-GAAP underlying after-tax income by excluding special and other non-core items from the nearest U.S. GAAP earnings measure, which is net income from continuing operations attributable to MCBC. To calculate underlying after-tax income in the second quarter, the Company excluded non-core gains, losses and expenses, as well as special items. For further details, please see the section “Special and Other Non-Core Items,” along with tables for reconciliations to the nearest U.S. GAAP measures.

(2) Unless otherwise indicated, all $ amounts are in U.S. Dollars and all quarterly comparative results are for the Company’s fiscal second quarter ended June 30, 2012, compared to the fiscal second quarter ended June 25, 2011. Additionally, all per-hectoliter results exclude contract brewing and non-owned factored beverage volume in the denominator but include the financial impact of these sales in the numerator, unless otherwise indicated.

(3) MillerCoors, a U.S. joint venture of Molson Coors Brewing Company and SABMiller plc, was launched on July 1, 2008. Molson Coors has a 42 percent economic interest in MillerCoors, which is accounted for using the equity method. Molson Coors’ interest in MillerCoors results, along with certain adjustments under U.S. GAAP, is reflected in “Equity Income in MillerCoors.” This release includes reconciliation from MillerCoors Net Income to Molson Coors Brewing Company Equity Income in MillerCoors and Non-GAAP U.S. Segment Underlying Pretax Income (see Table 4).

(4) Unless otherwise indicated, all $ amounts are in U.S. Dollars. The pro forma statements of operations include adjustments directly attributable to the acquisition of StarBev. Actual amounts include the results of operations for Central Europe from the Acquisition date of June 15, 2012, through June 30, 2012. Pro forma amounts include the results of operations for Central Europe for the periods indicated on each statement. These amounts also include pro forma adjustments as if MCCE had been acquired on December 26, 2010, the first day of our 2011 fiscal year, including the effects of on-going acquisition accounting impacts and eliminating operating costs and expenses directly related to the transaction, but do not include adjustments for costs related to integration activities following the completion of the Acquisition, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what the results would have been had we operated the businesses since December 26, 2010, and do not purport to be indicative of future operating results.

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Central Europe, the United Kingdom, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Coors Light, Molson Canadian, Staropramen and Carling. Molson Coors is listed on the 2011 Dow Jones Sustainability Index (DJSI), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s web site, www.molsoncoors.com.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” expect,” intend,” anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate StarBev, retain key employees and achieve planned cost synergies; pension plan costs; availability or increase in the cost of packaging materials; our ability to maintain manufacturer/distribution agreements; impact of competitive pricing and product pressures; our ability to implement our strategic initiatives, including executing and realizing cost savings; changes in legal and regulatory requirements, including the regulation of distribution systems; increase in the cost of commodities used in the business; our ability to maintain brand image, reputation and product quality; our ability to maintain good labor relations; changes in our supply chain system; additional impairment charges; the impact of climate change and the availability and quality of water; the ability of MillerCoors to integrate operations and technologies; lack of full-control over the operations of MillerCoors; the ability of MillerCoors to maintain good relationships with its distributors; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2011, which are available from the SEC. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company
Table 1: 2012 Second Quarter Underlying After-Tax Income
(After-Tax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions, Except Per Share Data)
(Note: Some numbers may not sum due to rounding.)
	2nd Q
	2012	2011
U.S. GAAP: Income from continuing operations attributable to MCBC, net of tax:	104.3	224.3
Per diluted share:	$0.57	$1.19
Add back/(less):
Pretax special items - net	21.2	11.0
Proportionate share of MillerCoors special items - net(1)	(1.0)	0.4
Environmental litigation reserve(2)	-	(0.1)
Acquisition non-financing-related costs(4)	25.3	-
Acquisition financing-related costs(5)	49.9	-
Acquisition bridge-facility fees(2)	13.0	-
Acquisition-related inventory step-up(3)	8.6
Acquisition-Euro currency purchase loss(2)	57.9	-
Unrealized loss on acquisition-related convertible note(5)	5.6	-
Unrealized foreign exchange gain on acquisition financing instruments-net(2)	(0.6)	-
Unrealized gain related to commodity swaps(3)	(1.5)	-
Molson Coors Si'hai acquisition-related costs(4)	0.5	-
After-tax non-controlling interest effect of special items	(5.1)	-
Tax effects related to special and other non-core items	(28.0)	(4.0)
Non-GAAP: Underlying after-tax income:	250.1	231.6
Per diluted share:	$1.38	$1.23
Notes:
(1) Included in Equity Income in MillerCoors, but excluded from non-GAAP underlying pretax income
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) Included in Marketing, General and Administrative expenses
(5) Included in Interest Expense

Molson Coors Brewing Company
Table 2: 2012 Second Quarter Underlying Pretax Income
(Pretax Income From Continuing Operations, Excluding Special and Other Non-Core Items)
($ In Millions)
(Note: Some numbers may not sum due to rounding.)
	Business						Total
	Canada	U.S.	U.K.	Central Europe	MCI	Corporate	Consolidated
U.S. GAAP: 2012 2nd Q Income (loss) from continuing operations before income taxes	$139.9	$185.6	$16.3	$12.4	$(24.3)	$(206.1)	$123.8
Add back/(less):
Pretax special items - net	(0.9)	-	11.7	-	10.4	-	21.2
Proportionate share of MillerCoors pretax special items - net(1)	-	(1.0)	-	-	-	-	(1.0)
Acquisition non-financing-related costs(4)	-	-	-	2.5	-	22.8	25.3
Acquisition financing-related costs(5)	-	-	-	-	-	49.9	49.9
Bridge facility fees(2)	-	-	-	-	-	13.0	13.0
Acquisition-related inventory step-up(3)	-	-	-	8.6	-	-	8.6
Euro currency purchase loss(2)	-	-	-	-	-	57.9	57.9
Unrealized loss on convertible note(5)	-	-	-	-	-	5.6	5.6
Unrealized foreign exchange gain (loss) on acquisition financing instruments(2)	-	-	-	(3.8)	-	3.2	(0.6)
Unrealized gain related to commodity swaps(3)	-	-	-	-	-	(1.5)	(1.5)
Molson Coors Si'hai acquisition-related costs(4)	-	-	-	-	0.5	-	0.5
Non-GAAP: 2012 2nd Q underlying pretax income (loss)	$139.0	$184.6	$28.0	$19.7	$(13.4)	$(55.2)	$302.7
Percent change 2012 2nd Q vs. 2011 2nd Q underlying pretax income (loss)	(0.6%)	7.2%	(19.3%)	N/A	(32.7%)	3.0%	8.2%
U.S. GAAP: 2011 2nd Q Income (loss) from continuing operations before income taxes	$131.8	$171.8	$32.3	$-	$(10.6)	$(56.8)	$268.5
Add back/(less):
Pretax special items - net	8.1	-	2.4	-	0.5	-	11.0
Proportionate share of MillerCoors pretax special items - net(1)	-	0.4	-	-	-	-	0.4
Environmental litigation reserve(2)	-	-	-	-	-	(0.1)	(0.1)
Non-GAAP: 2011 2nd Q underlying pretax income (loss)	$139.9	$172.2	$34.7	$-	$(10.1)	$(56.9)	$279.8
Notes:
(1) Included in Equity Income in MillerCoors
(2) Included in Other Income (Expense), net
(3) Included in Cost of Goods Sold
(4) Included in Marketing, General and Administrative expenses
(5) Included in Interest Expense

MillerCoors LLC
Table 3: Underlying Net Income
(Net Income Attributable to MillerCoors, Excluding Special Items)
(In Millions)
	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

U.S. GAAP - Net income attributable to MillerCoors:	$438.3	$398.7	$713.6	$633.4
Add back: Special items, net	(2.3)	1.1	(2.3)	2.5
Non-GAAP - Underlying net income:	$436.0	$399.8	$711.3	$635.9

Pretax and after-tax underlying income should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Our management uses underlying income as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We believe that underlying income performance is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure.

Molson Coors Brewing Company
Table 4: Reconciliation of Net Income Attributable to MillerCoors to MCBC U.S. Segment Underlying Pretax Income (Excluding Special Items)
(In Millions)
(Note: Some numbers may not sum due to rounding.)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Net Income Attributable to MillerCoors	$438.3	$398.7	$713.6	$633.4
Multiply: MCBC economic interest % in MillerCoors	42%	42%	42%	42%
MCBC proportionate share of MillerCoors net income	$184.1	$167.4	$299.7	$266.0
Add: Amortization of the difference between MCBC contributed cost basis and the underlying equity in net assets of MillerCoors (1)	1.5	2.5	1.9	4.9
Add: Share-based compensation adjustment (2)	-	1.9	2.9	2.1
MCBC Equity Income in MillerCoors (U.S. GAAP)	$185.6	$171.8	$304.5	$273.0
Add: Proportionate share of MillerCoors special items (3)	(1.0)	0.4	(1.0)	1.0
MCBC U.S. Segment Underlying Pretax Income (Non-GAAP)	$184.6	$172.2	$303.5	$274.0
Notes:
(1) Our net investment in MillerCoors is based on the carrying values of the net assets contributed to the joint venture which is less than our proportional share of underlying equity (42%) of MillerCoors (contributed by both Coors Brewing Company and Miller Brewing Company) by approximately $587 million as of June 30, 2012. This difference, with the exception of goodwill and land, is being amortized as additional equity income over the remaining useful lives of the contributed long-lived amortizing assets.
(2) The net adjustment is to record 100% of share-based compensation associated with pre-existing equity awards to be settled in MCBC Class B common stock held by former CBC employees now employed by MillerCoors and to eliminate all share-based compensation impacts related to pre-existing SABMiller plc equity awards held by former Miller Brewing Company employees now employed by MillerCoors. As of the end of the second quarter of 2011, the share-based awards granted to former CBC employees now employed by MillerCoors became fully vested, as such; no further adjustments will be recorded related to these awards. We are still recording adjustments to eliminate the impacts related to the pre-existing SAB Miller plc equity awards, which represent the amounts recorded in 2012.
(3) MillerCoors special items were a net gain of $2.3 million for both Q2 2012 and the first half 2012, and net charges of $1.1 million and $2.5 million for Q2 2011 and the first half of 2011, respectively. MCBC's proportionate share equals 42% of these net special charges. The tax effect of adjustments to arrive at underlying after-tax income attributable to MillerCoors, a non-GAAP measure, is calculated based on the estimated tax rate applicable to the item(s) being adjusted in the period in which they arose and is zero for all periods presented.

Molson Coors Brewing Company
Table 5: Worldwide Beer Volume
(In Millions of Hectoliters)
	Thirteen Weeks Ended
	June 30, 2012	June 25, 2011	% Change

Financial Volume:	5.799	4.964	16.8%
Royalty Volume:	0.203	0.099	105.1%
Owned Volume:	6.002	5.063	18.5%
Proportionate Share of Equity Investment Sales-to-Retail(1):	7.904	8.002	(1.2%)
Total Worldwide Beer Volume(2):	13.906	13.065	6.4%

Notes:
(1) Reflects the addition of Molson Coors Brewing Company's proportionate share of equity method investments (MillerCoors and Modelo Molson) sales-to-retail for the periods presented.
(2) Includes 15 days of financial volume and royalty volume in the Company's Central Europe business in 2012 totaling 0.966 million hectoliters.

Molson Coors Brewing Company and Subsidiaries
Table 6: Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters	5.799	4.964	9.404	8.642

Sales	$1,440.9	$1,383.1	$2,449.0	$2,380.4
Excise taxes	(441.5)	(449.5)	(758.2)	(756.4)
Net sales	999.4	933.6	1,690.8	1,624.0
Cost of goods sold	(580.1)	(523.9)	(1,018.9)	(951.1)
Gross profit	419.3	409.7	671.9	672.9
Marketing, general and administrative expenses	(304.8)	(272.5)	(553.0)	(510.9)
Special items, net	(21.2)	(11.0)	(22.7)	(11.0)
Equity income in MillerCoors	185.6	171.8	304.5	273.0
Operating income (loss)	278.9	298.0	400.7	424.0
Interest income (expense), net	(84.6)	(27.7)	(108.4)	(54.5)
Other income (expense), net	(70.5)	(1.8)	(71.9)	(2.5)
Income (loss) from continuing operations before income taxes	123.8	268.5	220.4	367.0
Income tax expense	(25.9)	(43.2)	(43.2)	(59.3)
Net Income (loss) from continuing operations	97.9	225.3	177.2	307.7
Income (loss) from discontinued operations, net of tax	0.8	(1.5)	0.9	(1.2)
Net income (loss) including noncontrolling interests	98.7	223.8	178.1	306.5
Less: Net (income) loss attributable to noncontrolling interests	6.4	(1.0)	6.5	(0.8)
Net income (loss) attributable to MCBC	$105.1	$222.8	$184.6	$305.7

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$0.58	$1.20	$1.02	$1.64
From discontinued operations	-	(0.01)	-	(0.01)
Basic net income per share	$0.58	$1.19	$1.02	$1.63

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$0.57	$1.19	$1.01	$1.63
From discontinued operations	-	(0.01)	-	(0.01)
Diluted net income per share	$0.57	$1.18	$1.01	$1.62

Weighted average shares - basic	180.8	187.1	180.6	187.0
Weighted average shares - diluted	181.6	188.8	181.6	188.8

Dividends per share	$0.32	$0.32	$0.64	$0.60

Amounts attributable to MCBC
Net income (loss) from continuing operations, net of tax	$104.3	$224.3	$183.7	$306.9
Income (loss) from discontinued operations, net of tax	0.8	(1.5)	0.9	(1.2)
Net income (loss) attributable to MCBC	$105.1	$222.8	$184.6	$305.7

Molson Coors Brewing Company and Subsidiaries
Table 7: Canada Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters	2.411	2.368	4.097	4.081

Sales	$761.9	$745.0	$1,289.5	$1,264.2
Excise taxes	(179.0)	(180.3)	(304.3)	(305.7)
Net sales	582.9	564.7	985.2	958.5
Cost of goods sold	(301.9)	(291.1)	(544.3)	(516.2)
Gross profit	281.0	273.6	440.9	442.3
Marketing, general and administrative expenses	(141.4)	(130.8)	(254.4)	(243.3)
Special items, net	0.9	(8.1)	(1.2)	(10.3)
Operating income (loss)	140.5	134.7	185.3	188.7
Other income (expense), net	(0.6)	(2.9)	(1.5)	(4.7)
Income (loss) before income taxes	$139.9	$131.8	$183.8	$184.0

Molson Coors Brewing Company and Subsidiaries
Table 8: United Kingdom Segment Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters (1)	2.220	2.371	3.959	4.142

Sales (1)	$568.3	$605.8	$1,018.3	$1,059.5
Excise taxes	(242.1)	(264.1)	(428.7)	(443.1)
Net sales (1)	326.2	341.7	589.6	616.4
Cost of goods sold	(220.9)	(215.5)	(401.9)	(403.5)
Gross profit	105.3	126.2	187.7	212.9
Marketing, general and administrative expenses	(78.2)	(93.2)	(162.0)	(175.6)
Special items, net	(11.7)	(2.4)	(10.0)	(0.2)
Operating income (loss)	15.4	30.6	15.7	37.1
Interest income, net	1.4	1.4	2.9	2.9
Other income (expense), net	(0.5)	0.3	(1.0)	(0.9)
Income (loss) before income taxes	$16.3	$32.3	$17.6	$39.1
Notes:
(1) Reflects gross segment sales and for the second quarter of 2012 includes intercompany sales to MCI of 0.067 million hectoliters and $4.5 million of net sales. The first half of 2012 includes intercompany sales to MCI of 0.111 million hectoliters and $7.2 million of net sales. Reflects gross segment sales and for the second quarter and first half of 2011 includes intercompany sales to MCI of 0.020 million hectoliters and $1.3 million of net sales. The net sales offset is included within MCI cost of goods sold, resulting in no UK profit impact. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 9: Central Europe Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters	0.911	-	0.911	-

Sales	$71.9	$-	$71.9	$-
Excise taxes	(14.6)	-	(14.6)	-
Net Sales	57.3	-	57.3	-
Cost of goods sold	(37.0)	-	(37.0)	-
Gross profit	20.3	-	20.3	-
Marketing, general and administrative expenses	(12.3)	-	(12.3)	-
Special items, net	-	-	-	-
Operating income (loss)	8.0	-	8.0	-
Other income (expense), net	4.4	-	4.4	-
Income (loss) before income taxes	$12.4	$-	$12.4	$-

Molson Coors Brewing Company and Subsidiaries
Table 10: Molson Coors International Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters	0.324	0.245	0.548	0.439

Sales	$42.9	$33.3	$75.8	$57.4
Excise taxes	(5.8)	(5.1)	(10.6)	(7.6)
Net Sales	37.1	28.2	65.2	49.8
Cost of goods sold (1)	(25.8)	(18.1)	(44.3)	(32.0)
Gross profit	11.3	10.1	20.9	17.8
Marketing, general and administrative expenses	(25.4)	(20.2)	(43.7)	(35.4)
Special items, net	(10.4)	(0.5)	(10.4)	(0.5)
Operating income (loss)	(24.5)	(10.6)	(33.2)	(18.1)
Other income (expense), net	0.2	-	0.3	0.1
Income (loss) before income taxes	$(24.3)	$(10.6)	$(32.9)	$(18.0)
Notes:
(1) Reflects gross segment amounts and for the second quarter of 2012 includes intercompany cost of goods sold from the U.K. of $4.5 million. The first half of 2012 includes intercompany cost of goods sold from the U.K. of $7.2 million. Reflects gross segment amounts and for the second quarter and first half of 2011 includes intercompany cost of goods sold from the U.K. of $1.3 million. The offset is included within U.K. net sales. These amounts are eliminated in the consolidated totals.

Molson Coors Brewing Company and Subsidiaries
Table 11: Corporate Results of Operations
(In Millions)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011

Volume in hectoliters	-	-	-	-

Sales	$0.4	$0.3	$0.7	$0.6
Excise taxes	-	-	-	-
Net Sales	0.4	0.3	0.7	0.6
Cost of goods sold	1.0	(0.5)	1.4	(0.7)
Gross profit	1.4	(0.2)	2.1	(0.1)
Marketing, general and administrative expenses	(47.5)	(28.3)	(80.6)	(56.6)
Special items, net	-	-	(1.1)	-
Operating income (loss)	(46.1)	(28.5)	(79.6)	(56.7)
Interest expense, net	(86.0)	(29.1)	(111.3)	(57.4)
Other income (expense), net	(74.0)	0.8	(74.1)	3.0
Income (loss) before income taxes	$(206.1)	$(56.8)	$(265.0)	$(111.1)

MillerCoors LLC (1)
Table 12: Results of Operations
(In Millions)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Volume in hectoliters	21.697	21.504	39.056	38.905

Sales	$2,567.2	$2,473.1	$4,601.8	$4,448.4
Excise taxes	(343.2)	(340.8)	(618.0)	(617.0)
Net sales	2,224.0	2,132.3	3,983.8	3,831.4
Cost of goods sold	(1,311.8)	(1,268.8)	(2,381.8)	(2,331.8)
Gross profit	912.2	863.5	1,602.0	1,499.6
Marketing, general and administrative expenses	(470.1)	(456.0)	(880.9)	(852.0)
Special items, net	2.3	(1.1)	2.3	(2.5)
Operating income	444.4	406.4	723.4	645.1
Other income (expense), net	1.1	(1.5)	2.4	(1.9)
Income before income taxes	445.5	404.9	725.8	643.2
Income tax expense	(1.8)	(2.9)	(2.5)	(4.4)
Net income	443.7	402.0	723.3	638.8
Less: Net income attributable to noncontrolling interests	(5.4)	(3.3)	(9.7)	(5.4)
Net income attributable to MillerCoors	$438.3	$398.7	$713.6	$633.4
Notes:
(1) Economic ownership of MillerCoors is 58% held by SABMiller and 42% held by Molson Coors. See Table 4 in the release for a reconciliation from Net Income Attributable to MillerCoors to Molson Coors Equity Income in MillerCoors, and to U.S. Segment Underlying Pretax Income (Non-GAAP).

Molson Coors Brewing Company and Subsidiaries
Table 13: Condensed Consolidated Balance Sheets
(In Millions)
(Unaudited)

	As of
	June 30, 2012	December 31, 2011
Assets

Cash and cash equivalents	$516.0	$1,078.9
Receivables, net	876.1	726.0
Inventories, net	268.7	207.2
Other, net	172.8	105.9
Total current assets	1,833.6	2,118.0

Properties, net	1,977.7	1,430.1
Goodwill and intangibles, net	9,413.3	6,039.3
Investment in MillerCoors	2,605.8	2,487.9
Other, net	406.3	348.5
Total assets	$16,236.7	$12,423.8

Liabilities and Equity

Accounts payable	$492.0	$301.2
Accrued expenses and other, net	991.6	929.1
Current portion of long-term debt and short-term borrowings	802.5	46.9
Total current liabilities	2,286.1	1,277.2

Long-term debt	4,097.9	1,914.9
Pension and post-retirement benefits	687.2	697.5
Other, net	1,283.6	844.0
Total liabilities	8,354.8	4,733.6

Total MCBC stockholders' equity	7,810.8	7,647.9
Noncontrolling interests	71.1	42.3
Total equity	7,881.9	7,690.2
Total liabilities and equity	$16,236.7	$12,423.8

Molson Coors Brewing Company and Subsidiaries
Table 14: Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Thirteen Weeks Ended
	June 30, 2012	June 25, 2011
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$178.1	$306.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111.8	107.1
Amortization of debt issuance costs and discounts	25.0	10.6
Equity Income in MillerCoors	(304.5)	(273.0)
Distributions from MillerCoors	304.5	273.0
Change in working capital and other, net	82.5	(152.4)
Net cash provided by operating activities	$397.4	$271.8

Cash flows from investing activities:
Additions to properties	$(81.4)	$(72.5)
Proceeds from sales of properties and intangible assets	1.3	1.2
Acquisition of businesses, net of cash acquired	(2,257.4)	(41.3)
Change in restricted cash balances	-	2.7
Proceeds from settlement of derivative instruments	-	15.4
Investment in MillerCoors	(565.7)	(470.4)
Return of capital from MillerCoors	459.9	376.4
Payments on settlement of debt-related derivatives	(110.6)	-
Investment in and advances to an unconsolidated affiliate	(3.7)	(5.7)
Other, net	4.9	2.4
Net cash used in investing activities	$(2,552.7)	$(191.8)

Cash flows from financing activities:
Exercise of stock options under equity compensation plans	$20.8	$6.3
Dividends paid	(118.8)	(113.6)
Net borrowings of debt	1,715.3	(8.5)
Other, net	(33.7)	(9.5)
Net cash used in financing activities	$1,583.6	$(125.3)

Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	$(571.7)	$(45.3)
Effect of foreign exchange rate changes on cash and cash equivalents	8.8	11.9
Balance at beginning of year	1,078.9	1,217.6
Balance at end of period	$516.0	$1,184.2

Molson Coors Brewing Company and Subsidiaries
Table 15: Molson Coors Central Europe Pro Forma Results of Operations
(In Millions)
(Unaudited)

	2nd Quarter
	For the Three Months Ended
	June 30, 2012	June 30, 2011

Volume in hectoliters	4.137	4.079
Net sales	$258.4	$297.9
Cost of goods sold	(143.0)	(151.0)
Gross profit	115.4	146.9
Marketing, general and administrative expenses	(68.8)	(75.6)
Special items, net	-	(0.4)
Operating income (loss)	46.6	70.9
Interest income (expense), net	(0.6)	0.7
Other (expense) income, net	0.2	0.9
U.S. GAAP: Income (loss) before income taxes	46.2	72.5
Add special and other non-core items(1)	-	0.4
Non-GAAP: Underlying pretax income (loss)	$46.2	$72.9
Notes:
(1) The following special and other non-core items have been excluded from underlying pretax earnings. For 2011, special and other non-core items included restructuring and severance costs totaling $7.0 million. During the 2nd quarter of 2012, special and other non-core items included an $8.6 million charge related to a non-cash fair value adjustment to acquisition-date inventory, $2.5 million of acquisition-related expenses, and a $3.8 million unrealized foreign exchange gain, which were added back as pro forma adjustments and not underlying adjustments as they relate directly to the Acquisition.

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334